Gary B. Wolff, P.C.	488 Madison Avenue Suite 1100 New York, New York 10022
COUNSELOR AT LAW
Tel: (212) 644-6446 Fax: (212) 644-6498 Email: wolffpc@nyc.rr.com

Exhibit 5.1b and 23.2b

July 21, 2010

United States Securities
and Exchange Commission
100 F Street, N. E.
Washington, D.C.  20549

Re:	TIA IV, INC. (hereinafter “TIA”) Registration Statement on Form S-1 Relating to 45,289,944 shares of TIA Common Stock, par value $.10 per share

Gentlemen:

I have been requested by TIA, a Delaware corporation, to furnish you with my opinion as to the matters  hereinafter  set forth in connection with the  above  captioned  registration  statement  (the  “Registration  Statement”) covering 45,289,944 shares which will be offered by the Selling  Shareholder(s) of TIA.

I have been requested by TIA, a Delaware corporation, to furnish you with my opinion as to the matters  hereinafter  set forth in connection with the  above  captioned   S-1 Registration  Statement  (the  “Registration  Statement”).

In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation and By-Laws of TIA, each as amended to date, copies of the records of corporate proceedings of TIA, and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares being offered and registered (which are already issued and outstanding) when sold in the manner described in the Registration Statement, will be and are legally issued, fully paid and non-assessable.

This opinion opines upon Delaware law, including the statutory provisions as well as all applicable provisions of the Delaware constitution and reported decisions interpreting the laws.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus included in the registration statement.

Very truly yours,

/s/ Gary B. Wolff

Gary B. Wolff